Exhibit 10.1

                     PRESIDENT'S EXECUTIVE COMPENSATION PLAN

Introduction

This document establishes the Executive Compensation Plan for the President of GSE Systems, Inc. ("GSE").

 Objective

Pursuant to direction from the Board of Directors and the Compensation Committee, GSE is implementing an Executive Compensation Plan for the President that is designed to reinforce the President's responsibility to provide the leadership necessary to improve GSE's operating and financial performance. The Board of Directors and the Compensation Committee believe that, in addition to his annual salary, the President should be rewarded through an annual incentive compensation plan for the attainment of superior levels of profitability and growth. This Executive Compensation Plan has been developed to (1) focus attention on the achievement of GSE's strategic financial goals and objectives,
(2) provide the President with an opportunity to participate in the growth of GSE's financial results by linking the President's total compensation to his leadership impact and the creation of economic value to shareholders, and (3) provide a measure of variable compensation that recognizes and rewards outstanding performance.

Effective Date

This Executive Compensation Plan is effective for fiscal year 2002. Thereafter, this Executive Compensation Plan may be extended and/or modified, in whole or in part, by the Board of Directors or the Compensation Committee in its sole discretion.

Annual Executive Compensation Plan

The Executive Compensation Plan consists of (1) annual salary, (2) a bonus, and
(3) the potential 100% vesting of the annual stock options granted to the President by the Board of Directors or Compensation Committee. The incentive compensation consists of items (2) and (3). The amount of stock options granted to the President in 2002 is 25,000 priced as of July 1, 2002. Items (2) and (3) may be awarded based on GSE's achievement of its annual financial forecast (i.e., EBIT), as follows:

                     GSE Fiscal Year 2002 Financial Forecast

                  Power             Process        New Business          Total

         Sales   $29,579,000      $21,800,000       $980,000       $52,359,000

         EBIT     $2,207,000       $1,287,000       ($526,000)      $2,968,000

                                  Annual Salary

Annual Salary Effective April 1, 2002: $200,000

                             Incentive Compensation

(1)      Bonus

     If GSE achieves 100% or more of EBIT = bonus payment of $50,000

     If GSE achieves less than 100%, but more than 80% of EBIT = bonus payment of prorated portion

     If GSE achieves 80% or less of EBIT = no bonus payment

(2)      Options

     If GSE achieves 100% or more of EBIT = all options vest at 100%

     If GSE achieves less than 100%, but more than 80% of EBIT = prorated portion of options vest at 100% (any unvested options are forfeited/cancelled)

     If GSE achieves 80% or less of EBIT = no vesting (unvested options are forfeited/cancelled)

General

This Executive Compensation Plan constitutes the entire and exclusive understanding between GSE and the President with respect to the subject matter hereof. This Executive Compensation Plan supersedes any prior proposals, representations, agreements or other understandings, oral or written, regarding the annual incentive compensation plan for GSE's President.

                   EXECUTIVE COMPENSATION PLAN ACKNOWLEDGEMENT

     I hereby acknowledge that I received a copy of my Executive Compensation Plan. I understand that this document provides the basis for my annual salary and incentive compensation.

     Signature of President:_____________________________________

     Name of President:    _____________________________________

     Date:                 _____________________________________